Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-05811, 333-44983, 333-110141, 333-134043, 333-157638, 333-161232, 333-191817, 333-197948, 333-200463, 333-213432, 333-213434, 333-232987, 333-263188, and 333-275135 on Form S-8 and Nos. 333-74590, 333-84742, 333-110477, 333-112452, 333-124107, 333-141720, 333-155346-0, and 333-165743 on Form S-3 of our reports dated February 24, 2026, relating to the financial statements of Light & Wonder, Inc. and the effectiveness of Light & Wonder, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Light & Wonder, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 24, 2026